EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 19, 2025 with respect to the statements of condition including the related portfolio schedules of High Income Allocation Portfolio 2025-1, Preferred Opportunity Portfolio 2025-1 and Multi-Asset High Income Portfolio 2025-1 (included in Invesco Unit Trusts, Series 2407) as of February 19, 2025 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-283660) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
February 19, 2025